Exhibit 10.2

February 3, 2023

DSS, Inc.

275 Wiregrass Pkwy

West Henrietta, New York 14586

Attn.: Frank D. Heuszel, CEO

RE:	Mutual Termination of Business Consulting Agreement

Mr. Heuszel:

The purpose of this letter agreement (“Letter Agreement”) is to set forth the terms of the mutual release and termination by the parties as it relates to that certain business consulting agreement by and between Sharing Services Global Corporation (“SHRG”) and DSS, Inc. (“DSS”) dated January 24, 2022 (the “Consulting Agreement”). SHRG and DSS are sometimes referred to individually as a “party” and collectively as the “parties” in this Letter Agreement.

This Letter Agreement expresses the intentions of the parties and is intended to create a binding agreement.

1.	Mutual Termination of the Consulting Agreement. Effective as of December 31, 2022, the Consulting Agreement is hereby terminated so as to have no further force and effect, and the parties (and their assignees) are hereby relieved of all of their respective obligations thereunder, except as set forth in Section 4 below.

2.	Mutual Release. Except as set forth in Section 4 below, the parties (and their past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) hereby release the other party (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Consulting Agreement or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not.

3.	Mutual Consent. The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the Consulting Agreement; (ii) acknowledge that they have reviewed or caused to be reviewed this Letter Agreement; (iii) unconditionally consent to the termination of the Consulting Agreement; and (iv) unconditionally consent to the release of any and all claims as described in Section 2 above.

4.	Accrued Services Fees. Notwithstanding any provision contained herein, the Parties agree and acknowledge that SHRG has accrued and unpaid service fees equal to $700,000 owed to DSS under the Consulting Agreement and, in lieu of a cash payment thereof, the Company shall issue to DSS [33,333,333] shares of SHRG’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $0.021 (which price is the average oflast five days’ closing price), in full satisfaction of any and all amounts due by SHRG to DSS pursuant to the Consulting Agreement.

5.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

6.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of New York, including its conflict of laws rules.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter Agreement of the day and year first written above.

SHARING SERVICES GLOBAL CORPORATION

By:	/s/ John Thatch
Name:	John Thatch
Title:	CEO

DSS, INC.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	CEO

2